PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)                   REGISTRATION NO.  333-52022




                                     [LOGO]




                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
           ------------------------------------------------           ------        -------    --------------
           Baker Hughes Incorporated                                   BHI            21            NYSE
           BJ Services Company                                         BJS            14            NYSE
           Cooper Cameron Corporation                                  CAM             4            NYSE
           Diamond Offshore Drilling, Inc.                              DO            11            NYSE
           ENSCO International Incorporated                            ESV            11            NYSE
           GlobalSanteFe Corporation                                   GSF          19.975          NYSE
           Grant Prideco, Inc.                                         GRP             9            NYSE
           Halliburton Company                                         HAL            22            NYSE
           Hanover Compressor Company                                   HC             5            NYSE
           Nabors Industries Ltd.                                      NBR            12            AMEX
           National-Oilwell, Inc.                                      NOI             7            NYSE
           Noble Corporation                                            NE            11            NYSE
           Rowan Companies, Inc.                                       RDC             8            NYSE
           Schlumberger N.V.                                           SLB            11            NYSE
           Smith International, Inc.                                   SII             8            NYSE
           Tidewater Inc.                                              TDW             5            NYSE
           Transocean Inc.                                             RIG            18            NYSE
           Weatherford International Ltd.                              WFT             9            NYSE


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2004.